EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2016

Contact: Paul Richins	October 25, 2016
(801) 566-1200

Salt Lake City, Utah – In the third calendar quarter (3Q) and first nine months (9M) of 2016, Utah Medical Products, Inc.'s (Nasdaq: UTMD) changes in income statement results compared to the same time periods in the prior calendar year were as follows:

	3Q (July – September)	9M (January – September)
Sales:	( 3%)	-
Gross Profit:	( 5%)	-
Operating Income:	( 2%)	+ 6%
Net Income:	( 4%)	+ 9%
Earnings Per Share:	( 4%)	+ 9%

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted

According to CEO Kevin Cornwell, "Despite the negative comparison in 3Q 2016 financial results to 3Q 2015, I ask stockholders to focus on the year-to-date results. UTMD remains on target to exceed its beginning of year projections for 2016 year as a whole. Although 3Q 2016 results were lower than 3Q 2015, the quarter was less weak than expected, and UTMD's 3Q operating profit margin was higher. How's that for election year spin?

Except for the expected continued negative effect of a stronger USD on sales invoiced in foreign currencies, the lower consolidated 3Q income statement numbers resulted from just one component of UTMD's business: Femcare sales of the Filshie Clip System to UTMD's U.S. distributor, Cooper Surgical Inc. (CSI).  For the year-to-date, consolidated sales were almost the same as in 2015 despite the fact that 9M 2016 Femcare sales to CSI were $1,114 lower and the effect of a stronger USD reduced foreign currency sales another $405, together representing a 5% reduction in consolidated sales. But the Company to date in 2016 achieved essentially the same sales and gross profits, while increasing profit margins in all income statement categories shown in the table above yielding operating income 6% higher, and net income and earnings per share 9% higher. I believe this result reflects excellent continued performance. We expect CSI sales to improve in 4Q 2016."

In constant currency terms, 3Q 2016 consolidated sales were only 1% lower, and 9M 2016 sales were 1% higher than in the same periods in 2015, where "constant currency" means using the same foreign currency exchange (FX) rates as in the previous year when converting sales invoiced in foreign currencies to USD.  Though less of a negative impact than in the prior year, the stronger USD in 2016 has continued to reduce UTMD total consolidated sales by about 1.3%.  In 3Q 2016, the major negative FX impact, reducing UTMD consolidated sales $197 by itself, was a much weaker GBP following the June Brexit referendum.

Profit margins in 3Q 2016 and 9M 2016 compared to 3Q 2015 and 9M 2015 were as follows:

	3Q 2016 (Jul – Sep)	3Q 2015 (Jul – Sep)	9M 2016 (Jan – Sep)	9M 2015 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	59.8%	61.1%	59.9%	59.8%
Operating Income Margin (operating profits/ sales):	40.8%	40.2%	41.3%	38.7%
Net Income Margin (profit after taxes/ sales):	30.4%	30.6%	30.9%	28.2%

Earnings Per Share (EPS) for the most recent twelve months (TTM) were $3.35.  Please recall that this includes a 4Q 2015 one-time $.09 EPS gain from the adjustment in UTMD's deferred tax balance from a reduction in future corporate income tax rates enacted in the UK in late 2015.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency gain and interest expense, were $19,499.  Excluding the same items, 9M 2016 consolidated earnings before taxes, excluding remeasured bank balance currency gain or loss, were $14,871 compared to $14,348 in 9M 2015.

Income Statement Summary.

UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 3Q 2016 and 9M 2016 compared to the same periods in 2015 follow:

	3Q 16	3Q 15	Change	9M 16	9M 15	Change
GBP	1.314	1.546	-15.00%	1.393	1.53	( 9.0%)
EUR	1.118	1.121	( 0.3%)	1.116	1.117	( 0.1%)
AUD	0.759	0.723	5.00%	0.744	0.76	( 2.2%)
Sales Weighted Average:			( 5.9%)			( 4.4%)

3Q 2016 and 9M 2016 sales invoiced in foreign currencies would have been $173 and $405 higher, respectively, using 2015 FX rates (constant currency). UTMD estimates that the negative impact of 2016 FX rates compared to 2015 FX rates will be about $600 lower sales, causing a 1.5% decline in 2016 total consolidated sales compared to 2015 sales.

Domestic sales in 3Q 2016 were $61 (1%) lower compared to 3Q 2015, as Femcare sales to CSI, which were $398 (50%) lower, are included in the domestic sales category. International sales in 3Q were $229 (5%) lower, primarily from the lower GBP FX rate. GBP constant currency sales were $197 higher. For 9M 2016 compared to 9M 2015, domestic sales were $635 lower (4%) which includes $1,114 (31%) lower sales to CSI, and international sales were $506 (+3%) higher despite a negative FX impact of $405.  Excluding CSI sales, 9M 2016 domestic sales were $479 (+4%) higher.

The lower 3Q 2016 gross profit margin (GPM) was the combined result of product mix and investment in injection molding resources which will help improve future GPM. For 9M 2016 compared to 9M 2015, there were no significant GP differences as UTMD was able to maintain its GPM as planned on approximately the same level of sales. Consolidated operating expenses (OPEX) were $243 lower in 3Q 2016 than in 3Q 2015, and $762 lower in 9M 2016 than in 9M 2015. A significant contributor to the lower OPEX was the lower USD-denominated noncash amortization expense of identifiable intangible assets (IIA) resulting from the acquisition of Femcare in 2011.  The Femcare IIA are valued in GBP.  In GBP terms, the amortization expense was only £5 lower in 3Q 2016 compared to 3Q 2015, and only £11 lower in 9M 2016 compared to 9M 2015. However, due to the FX decline in the GBP relative to the USD, particularly in 3Q 2016, the consolidated IIA amortization expense, which is included in G&A expenses in the income statement, was $101 lower in 3Q 2016 compared to 3Q 2015, and $183 lower in 9M 2016 compared to 9M 2015. UTMD continued to rationalize and consolidate other OPEX globally. The higher 3Q 2016 and 9M 2016 operating income margins (OPMs) resulted from the lower operating expenses leveraged by the weaker GBP. The differences in Net Income Margins (NIMs) were primarily the result of differences in non-operating income, more specifically, gains or losses in remeasured USD value of foreign currency bank balances, as the consolidated income tax provision rates were about the same in both years. Non-operating income in 3Q 2016 was $41 compared to $127 in 3Q 2015.  Non-operating income in 9M 2016 was $206 compared to a non-operating loss of $126 in 9M 2015.

Diluted shares used to calculate earnings per share (EPS) were slightly higher from employee and director option exercises, and the fact that no UTMD shares were repurchased in the open market by the Company in 9M 2016.

Sales.  U.S. domestic sales (obviously in constant USD currency) were $61 (1%) lower in 3Q 2016 than in 3Q 2015, and $635 (4%) lower in 9M 2016 than in 9M 2015. The change was caused by lower sales of Femcare's Filshie Clip System devices to CSI for distribution in the U.S., which were $398 (50%) lower in 3Q 2016 compared to 3Q 2015, and $1,114 (31%) lower in 9M 2016 compared to 9M 2015.  Filshie Clip System sales to CSI were 8% of total domestic sales in 3Q 2016 compared to 16% in 3Q 2015, and 16% in 9M 2016 compared to 23% in 9M 2015.  Excluding sales to CSI, U.S. domestic sales were $338 (+8%) higher in 3Q 2016 than in 3Q 2015, and $479 (+4%) higher in 9M 2016 than in 9M 2015.  Direct sales of UTMD devices to medical facilities were 6% higher in 3Q 2016 compared to 3Q 2015, and 1% higher in 9M 2016 compared to 9M 2015. U.S. domestic OEM sales were 21% higher in 3Q 2016 compared to 3Q 2015, and 19% higher in 9M 2016 compared to 9M 2015.

International sales were $229 (5%) lower in 3Q 2016 than in 3Q 2015, and $506 (+3%) higher in 9M 2016 than in 9M 2015. The lower 3Q sales were due primarily to the negative $197 impact on sales from the lower FX rate of the GBP. Constant currency international sales were 1% lower in 3Q 2016 than in 3Q 2015, but 6% higher in 9M 2016 compared to 9M 2015. UK subsidiary USD-denominated trade sales were 24% of total international sales in 3Q 2016 compared to 28% in 3Q 2015, and 24% in 9M 2016 compared to 30% in 9M 2015, reflecting the weak GBP. Australia subsidiary sales were 12% of total international sales in 3Q 2016 compared to 13% in 3Q 2015, and 11% in 9M 2016 compared to 13% in 9M 2015. FX rates for the AUD were weaker in 1H 2016. Ireland subsidiary trade sales were 37% of total international sales in 3Q 2016 compared to 30% in 3Q 2015, and 36% in 9M 2016 compared to 28% in 9M 2015. The transfer of Sterishot to Ireland increased Ireland's share of international sales, and the Euro has effectively retained its value relative to the USD in 2016. Consolidated international sales were 49% of total consolidated sales in 3Q 2016 compared to 50% in 3Q 2015, and 51% in 9M 2016 compared to 49% in 9M 2015.

In product categories, 3Q 2016 blood pressure monitoring device/ components (BPM) sales were 24% higher than in 3Q 2015, neonatal device sales were 12% lower, gynecology/ electrosurgery device sales were 10% lower and obstetrics device sales were 7% higher.  Virtually all OEM sales, which were substantially higher, are included in the BPM category.  The lower 3Q neonatal sales were due to uneven international distributor order patterns. Sales of the Filshie Clip System, impacted by the lower sales to CSI, are included in the gynecology category. Obstetrics 3Q sales benefited from growth in sales of newer products. For 9M 2016 compared to 9M 2015 global consolidated sales in product categories, BPM sales were 24% higher, neonatal device sales were 5% lower, gynecology/ electrosurgery device sales were 6% lower and obstetrics device sales were 1% lower. These product category comparisons include the negative impact of FX rates on foreign currency sales, i.e. are in GAAP USD terms, not constant currency.

Gross Profit (GP).  GP was $304 (5%) lower in 3Q 2016 compared to 3Q 2015, and $41 (almost 0%) lower in 9M 2016 compared to 9M 2015. The lower GP in 3Q 2016 was due to 3% lower sales, some start-up molding costs and less favorable product mix than in 3Q 2015. UTMD's consolidated GPM, GP divided by sales, was close to UTMD's target GPM of 60% in all periods. The GPM was 59.8% in 3Q 2016 compared to 61.1% in 3Q 2015. The GPM in 9M 2016 was 59.9% compared to 59.8% in 9M 2015. For year-to-date 2016, consolidated total manufacturing costs and consolidated total sales were about the same as in the prior year, consistent with UTMD's 2015 SEC Form 10-K projection.

Operating Income (OI). OI was $61 (2%) lower in 3Q 2016, but $721 (+6%) higher for 9M 2016, compared to the same periods in 2015. The lower OI in 3Q 2016 was due to the lower GP in 3Q 2016.  OI for 9M 2016 was substantially higher because 9M 2016 GP were about the same as in the prior year, but Operating Expenses (OE) were substantially lower, as shown in the following table:

OE category:	3Q 2016	3Q 2015	9M 2016	9M2015
S&M	$408	$533	$1,270	$1,658
R&D	135	110	364	406
G&A	1,293	1,436	4,050	4,382
Total OE:	$1,836	$2,079	$5,684	$6,446

Sales and Marketing Expenses = S&M
Product Development Expenses = R&D
General and Administrative Expenses = G&A

The lower OE were due in part to FX rates, where a stronger USD was favorable in this instance, as the change in FX rates lowered foreign subsidiaries' OE when converting OE in their native currencies to USD.  Constant currency OE were $130 higher in 3Q 2016, and $241 higher in 9M 2016. In the 3Q 2016, virtually all of the favorable FX impact on OE resulted from a weaker GBP. The largest contribution came from the amortization of Femcare IIA, a noncash expense included in UK subsidiary G&A expense, which was £399 in 3Q 2016 and £404 in 3Q 2015, only £5 less. In USD, the expense was $524 in 3Q 2016 and $625 in 3Q 2015, $101 less due to the change in the GBP FX rate.  Similarly, the IIA amortization expense in 9M 2016 was only £11 less than in 9M 2015, but $183 less in 9M 2016 than in 9M 2015 due to the weaker GBP.

In addition to the favorable FX impact on OE, UTMD did not have the burden of a Medical Device Tax (MDET) in 2016 that was initially levied as part of Obamacare as an excise tax on U.S. sales of medical devices. The MDET included in 2015 S&M expense was $74 in 3Q 2015 and $212 in 9M 2015. The remaining differences in OE were due to continued consolidation of global operating resources on a functional basis.

As a percentage of sales, total consolidated OE were 19.0% in 3Q 2016 compared to 20.9% in 3Q 2015, and 18.7% in 9M 2016 compared to 21.1% in 9M 2015. Excluding the amortization of Femcare IIA, consolidated operating expenses in 3Q 2016 were 13.6% of sales compared to 14.6% in 3Q 2015. Excluding the amortization of Femcare IIA, consolidated operating expenses in 9M 2016 were 13.2% of sales compared to 15.0% in 9M 2015. One of the key metrics that separates UTMD's performance from other companies is that UTMD tightly manages its operating expenses, primarily by having a flat organizational structure which is fully integrated across all subsidiaries on a cross-functional real-time basis. This is allowed by the experience and long term tenure of UTMD's key employees.

UTMD's 3Q and 9M 2016 OIM, OI divided by sales, was 40.8% and 41.3% respectively, compared to 40.2% and 38.7% in the same periods of 2015. The higher 9M 2016 OIM was the result of a slightly higher GPM on about the same consolidated sales, combined with substantially lower OE than in 9M 2015.

Earnings Before Tax (EBT).  EBT in 3Q 2016 was $147 (4%) lower than in 3Q 2015 as a result of the 2% lower OI combined with $85 lower non-operating income (NOI). The primary reason for the lower NOI was a $72 lower gain on remeasured foreign currency, almost all of which was from EUR cash balances held in the UK. EBT in 9M 2016 was $1,053 (+9%) higher than in 9M 2015 as a result of the 6% higher OI combined with $332 higher NOI, which resulted from two sources: 1) In 9M 2016, UTMD realized a $129 gain from remeasured foreign currency balances compared to a $139 loss in 9M 2015; and 2) In 9M 2016, UTMD had no interest expense, compared to $65 in 9M 2015.  EBT margins in 3Q 2016 and 3Q 2015 were 41.2% and 41.5%, respectively.  EBT margins in 9M 2016 and 9M 2015 were 42.0% and 38.3%, respectively.

Net Income (NI). UTMD's 3Q 2016 NI was $111 (4%) lower than in 3Q 2015, consistent with EBT because the consolidated average income tax provision rates were approximately the same at 26.2% in both periods. The same was true for 9M 2016 and 9M 2015, where the average income tax provision rates were 26.3%, yielding 9M 2016 NI $779 (+9%) higher than in 9M 2015.

Earnings per share (EPS).  EPS in 3Q 2016 were 3.2 cents (4%) lower than in 3Q 2015, consistent with the change in NI, because diluted shares used to calculate EPS were only slightly higher in 3Q 2016 compared to 3Q 2015.  Total diluted shares for 3Q 2016 were 3,777,537 compared to 3,768,148 in 3Q 2015. UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 16,837 in 3Q 2016 compared to 14,649 in 3Q 2015.  The Company did not repurchase UTMD shares in 3Q 2016.  UTMD repurchased 9,000 shares in 3Q 2015.

EPS in 9M 2016 were 20.4 cents (+9%) higher than in 9M 2015, again consistent with the change in NI, because diluted shares used to calculate EPS were only slightly higher in 9M 2016 compared to 9M 2015. The small increases in 3Q and 9M 2016 diluted shares were due to a higher average share price and exercises of employee/ director options. Total diluted shares for 9M 2016 were 3,775,166 compared to 3,771,926 in 9M 2015. UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 17,885 in 9M 2016 compared to 19,020 in 9M 2015. The Company did not repurchase UTMD shares in 9M 2016.  UTMD repurchased 13,000 shares in 9M 2015. The Company remains interested in enhancing shareholder value by repurchasing its shares when they seem undervalued.

The closing share price at the end of 3Q 2016 was $59.80 compared to $58.54 at the end of calendar year 2015, and $53.87 at the end of 3Q 2015.

The actual number of outstanding shares at the end of 3Q 2016 was 3,761,247 which included 3Q 2016 employee option exercises of 1,938 shares. The total number of outstanding unexercised options at September 30, 2016 was 49,398 shares at an average exercise price of $39.55/ share, including shares awarded but not vested.  This compares to 64,220 option shares outstanding at the end of 3Q 2015 at an average exercise price of $38.60/ share. No option shares were awarded in 2015 or to date in 2016.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2016 consolidated earnings before taxes, excluding the remeasured bank balance currency gains, were $4,670 compared to $4,857 in 3Q 2015.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 9M 2016 consolidated earnings before taxes, excluding the remeasured bank balance currency gain or loss, were $14,871 compared to $14,348 in 9M 2015.

Balance Sheet

UTMD's September 30, 2016 balance sheet compared with its December 31, 2015 balance sheet demonstrates continued strengthening. UTMD's cash balances continue to grow rapidly. UTMD's financial performance has allowed continuing to pay quarterly cash dividends to shareholders at a current annual rate of $3.9 million while making capital expenditures required to maintain property and equipment in good working order.  In 4Q 2016, UTMD plans to complete purchases of a 38,600 SF facility in Romsey, England and a 4,700 SF facility in Mississauga, Canada. The UK facility will allow for business expansion in the UK, and the Canada facility will allow UTMD's own employees to distribute its devices directly to Canadian medical facilities beginning in 2017, rather than through third party distributors. This is similar to the initiative undertaken by UTMD in Australia near the end of 2013, with similar expected results. After completion of those facility purchases, UTMD will own all of its facilities in Utah, Ireland, England, Australia and Canada, which will enhance profitability going forward. UTMD's cash position also provides the ability to opportunistically repurchase its shares and acquire other products and/or companies that would be accretive to future performance.

UTMD's 9M 2016 capital expenditures for property and equipment were $215 lower than depreciation of fixed assets. At September 30, 2016, UTMD's working capital has increased $7,568 from the end of 2015.

Key balance sheet changes as of September 30, 2016 from the end of 2015:

[Million $$]
Cash & Investments:	+8.3
Trade Receivables:	+0.4
Inventories:	+0.3
PP&E (net)	(0.1)
Intangible Assets (net):	(5.3)
Total Liabilities:	+0.6
Stockholders' Equity:	+3.0

Financial ratios as of September 30, 2016 follow:

1)	Current Ratio = 7.6
2)	Days in Trade Accounts Receivable (based on 3Q 2016 sales activity) = 38
3)	Average Inventory Turns (based on 3Q 2016 CGS) = 3.6
4)	Year-to-Date ROE = 18% (prior to dividend payments)
= 12% (after accrual of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2016 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2016	3Q 2015	Percent Change
Net Sales	$9,655	$9,945	(2.9%)
Gross Profit	5,775	6,079	(5.0%)
Operating Income	3,939	4,000	(1.5%)
Income Before Tax	3,980	4,127	(3.6%)
Net Income	2,935	3,047	(3.7%)
Earnings Per Share	$0.777	$0.809	(3.9%)
Shares Outstanding (diluted)	3,778	3,768

INCOME STATEMENT, Three Quarters (9 months ended September 30)
(in thousands except earnings per share):

	9M 2016	9M 2015	Percent Change
Net Sales	$30,446	$30,575	(0.4%)
Gross Profit	18,250	18,290	(0.2%)
Operating Income	12,566	11,845	+ 6.1%
Income Before Tax	12,772	11,719	+ 9.0%
Net Income	9,411	8,633	+ 9.0%
Earnings Per Share	$2.493	$2.289	+ 8.9%
Shares Outstanding (diluted)	3,775	3,772

BALANCE SHEET
(in thousands)

	(unaudited) SEP 30, 2016	(unaudited) JUN 30, 2016	(audited) DEC 31, 2015	(unaudited) SEP 30, 2015
Assets
Cash & Investments	$31,607	$29,440	$23,333	$21,675
Accounts & Other Receivables, Net	5,029	4,976	4,563	5,493
Inventories	4,529	4,103	4,196	4,449
Other Current Assets	738	705	781	689
Total Current Assets	41,903	39,224	32,873	32,306
Property & Equipment, Net	7,301	7,191	7,369	7,568
Intangible Assets, Net	33,612	34,628	38,933	40,281
Total Assets	$82,816	$81,043	$79,175	$80,155

Liabilities & Shareholders' Equity
Total Current Liabilities	5,528	5,184	4,066	5,741
Deferred Tax Liability – Intangible	3,612	3,784	4,452	5,039
Deferred Income Taxes	1,004	1,004	1,009	1,022
Shareholders' Equity	72,672	71,071	69,648	68,353
Total Liabilities & Shareholders' Equity	$82,816	$81,043	$79,175	$80,155